BANCINSURANCE CORPORATION ANNOUNCES
RECORD FIRST QUARTER RESULTS
COLUMBUS, Ohio (May 1, 2006) Bancinsurance Corporation, a specialty property and casualty insurance holding company, today announced its financial results for the three months ended March 31, 2006.
Highlights for the first quarter of 2006 include the following:
•	Record net income of $1.5 million or $.30 per diluted share.
•	Net premiums earned of $10.9 million.
•	Combined ratio of 90.3%.
•	Shareholders’ equity of $31.4 million and book value per share of $6.31 at March 31, 2006.
John S. Sokol, President, commented, “We are pleased with our first quarter results as net income reached a record level for any first quarter in the Company’s history. The decline in premiums for the most recent quarter reflects a slowdown that has been occurring over the past year for ULTIMATE LOSS INSURANCE® due to lower automobile loan volumes for our financial institution customers. We anticipate that this trend will continue throughout the remainder of 2006 as the market for new car sales remains soft. We remain focused on maintaining the performance of our core product lines throughout the rest of the year.”
First Quarter Results
Net income increased to $1.5 million, or $0.30 per share, for the first quarter 2006 from a net loss of $(0.5) million, or $(0.09) per share, for the same period last year. The most significant factor that influenced the year-over-year comparison was the reduction in losses and loss adjustment expenses attributable to the discontinued bond program.
Net premiums earned declined to $10.9 million for the first quarter 2006 from $12.6 million a year ago primarily due to a decrease in ULTIMATE LOSS INSURANCE® (“ULI”) and creditor placed insurance (“CPI”) premiums. ULI experienced the largest decrease ($2.4 million) caused primarily by lower lending volumes for certain financial institution customers. In addition, a general agent transferred half of its production to other insurance carriers in the second half of 2005 which contributed to the decline. This decrease in premiums was partially offset by a $0.7 million increase in net premiums earned for our guaranteed auto protection insurance (“GAP”) product line due to pricing actions and new customers added. Net premiums earned for our unemployment compensation (“UC”) and waste surety bond (“WSB”) product lines remained relatively flat compared to a year ago.
Net investment income was $0.9 million for the first quarter 2006, an increase of 48% from $0.6 million the prior year. This improvement was primarily due to growth in fixed income investments compared to a year ago. Net realized gains on investments were $0.1 million for the first quarter 2006 compared to $0.4 million a year ago due to the timing of sales of equity securities.
Management fees were $0.3 million for the first quarter 2006 compared to zero the prior year due to favorable unemployment experience and pricing actions during 2005.
The Company recorded discontinued bond program losses and loss adjustment expenses (“LAE”) of $(0.2) million and $3.7 million during the first quarter 2006 and 2005, respectively. The benefit in first quarter 2006 was attributable to the previously disclosed settlement on January 18, 2006 with one of the insurance carriers that participated in the program. The most significant factor contributing to the net loss for the first quarter 2005 was the increase in reserves for this program. The Company is disputing losses on the discontinued bond program through ongoing arbitration proceedings with certain insurance carriers that participated in the program. Losses and LAE on continuing business declined $0.5 million compared to the first quarter 2005 primarily due to the decrease in ULI premium.

Commission expense declined $0.2 million primarily due to lower premiums for ULI and CPI. Other insurance operating expenses and general and administrative expenses combined were down $0.1 million primarily due to one-time audit and legal expenses in the prior year associated with the withdrawal of our former independent registered public accounting firm. This decrease was partially offset by higher legal expenses associated with the discontinued bond program arbitrations and an increase in incentive compensation in the first quarter 2006 compared to the prior year. Interest expense increased $0.1 million as a result of rising interest rates associated with the Company’s trust preferred debt.
Combined Ratio
The Company’s specialty insurance products are underwritten by its wholly-owned subsidiary, Ohio Indemnity Company, whose results represent the Company’s combined ratio. For the first quarter 2006, our combined ratio improved to 90.3% from 118.3% a year ago. Our loss ratio improved to 45.6% for the first quarter 2006 from 73.5% a year ago principally due to the decline in losses and LAE for the discontinued bond program. Excluding the discontinued bond program, our loss ratio was 47.5% for the first quarter 2006 compared to 44.6% a year ago. This increase was attributable to prior year favorable loss development for our ULI product line. Our expense ratio remained relatively flat at 44.7% for the first quarter 2006 compared to 44.8% a year ago.
About Bancinsurance Corporation
Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property and casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Lender/dealer insurance products include our ULTIMATE LOSS INSURANCE®, creditor placed insurance and guaranteed auto protection insurance products. These products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. Unemployment compensation products are utilized by qualified entities that elect not to pay the unemployment compensation taxes and instead reimburse state unemployment agencies for benefits paid by the agencies to the entities’ former employees. Other products include our waste surety bond business and run off of the discontinued bond program.
Forward-Looking Statements
Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, we may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements convey our current expectations or forecast future events. All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements include statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions generally identify forward-looking statements but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those statements. Risk factors that might cause actual results to differ from those statements include, without limitation, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the Company, changes in the business tactics or strategies of the Company, the financial condition of the Company’s business partners, changes in market forces, litigation, developments in the discontinued bond program and related arbitrations, the ongoing SEC private investigation and the concentrations of ownership of the Company’s common shares by members of the Sokol family, and other risk factors identified in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, any one of which might materially affect our financial condition and/or results of operations. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.
CONTACT:
John S. Sokol
President
jsokol@bancins.com
614-220-5200

BANCINSURANCE CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005

Revenues:
Net premiums earned	$10,885,708	$12,647,136
Net investment income	938,725	634,195
Net realized gains on investments	79,450	374,298
Codification and subscription fees	870,275	837,622
Management fees	284,312	—
Other income	30,086	62,954

Total revenues	13,088,556	14,556,205

Expenses:
Losses and loss adjustment expenses	5,059,772	5,537,980
Discontinued bond program losses and loss adjustment expenses	(205,484)	3,653,507
Commission expense	2,611,190	2,817,014
Other insurance operating expenses	2,342,078	2,577,313
Codification and subscription expenses	737,391	656,134
General and administrative expenses	143,697	(5,605)
Interest expense	340,030	254,583

Total expenses	11,028,674	15,490,926

Income (loss) before federal income taxes	2,059,882	(934,721)

Federal income tax expense (benefit)	566,499	(473,338)

Net income (loss)	$1,493,383	$(461,383)

Net income (loss) per common share:
Basic	$.30	$(.09)
Diluted	$.30	$(.09)

BANCINSURANCE CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheet Data
(Unaudited)

	March 31,	December 31,
	2006	2005

Assets
Investments:
Held to maturity:
Fixed maturities	$4,817,565	$4,821,629

Available for sale:
Fixed maturities	74,790,798	73,012,240
Equity securities	7,946,128	8,043,299

Short-term investments	3,842,904	8,964,738
Other invested assets	715,000	715,000

Total investments	92,112,395	95,556,906

Cash	1,513,699	4,528,875
Premiums receivable	4,594,736	5,403,960
Accounts receivable, net	680,034	674,357
Reinsurance recoverables	1,380,536	1,235,043
Prepaid reinsurance premiums	6,806,618	6,011,496
Deferred policy acquisition costs	10,922,937	9,678,821
Costs and estimated earnings in excess of billings on uncompleted codification contracts	228,295	248,035
Loans to affiliates	892,357	892,523
Intangible assets, net	752,384	771,013
Accrued investment income	1,124,926	1,128,104
Net deferred tax asset	109,284	485,461
Other assets	2,525,348	1,721,241

Total assets	123,643,549	128,335,835

Liabilities and Shareholders’ Equity
Reserve for unpaid losses and loss adjustment expenses	5,742,266	7,678,094
Discontinued bond program reserve for unpaid losses and loss adjustment expenses	15,720,645	19,626,129
Unearned premiums	38,609,957	35,579,349
Ceded reinsurance premiums payable	1,465,170	3,605,394
Experience rating adjustments payable	3,032,489	2,302,850
Retrospective premium adjustments payable	917,893	2,201,706
Funds held under reinsurance treaties	641,404	735,341
Contract funds on deposit	3,654,972	3,201,124
Taxes, licenses and fees payable	352,062	386,936
Current federal income tax payable	326,989	570,078
Deferred ceded commissions	1,392,899	1,337,098
Commissions payable	2,649,328	2,710,582
Billings in excess of estimated earnings on uncompleted codification contracts	91,606	75,108
Notes payable	27,599	27,119
Other liabilities	2,172,312	2,754,301
Trust preferred debt issued to affiliates	15,465,000	15,465,000

Total liabilities	92,262,591	98,256,209

Shareholders’ equity:
Common shares	1,794,141	1,794,141
Additional paid-in capital	1,376,714	1,336,073
Accumulated other comprehensive income	356,011	588,703
Retained earnings	33,626,169	32,132,786

	37,153,035	35,851,703

Less: Treasury shares	(5,772,077)	(5,772,077)

Total shareholders’ equity	31,380,958	30,079,626

Total liabilities and shareholders’ equity	$123,643,549	$128,335,835

4